Exhibit: 10.2.1

EMPLOYMENT AGREEMENT

This Employment Agreement dated effective the 31st day of December, 2010 between Bio-Reference Laboratories, Inc., a New Jersey corporation with its principal place of business at 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407 (the “Company”) and Marc D. Grodman M.D. residing at R.D. No. 1, P.O. Box 309, Califon, New Jersey 07830 (the “Employee”).

This Employment Agreement supersedes and replaces the Employment Agreement dated as of the 1st day of November 2004 between the Company and the Employee.

WITNESSETH:

WHEREAS, the Company is primarily engaged in the operation of a clinical laboratory in northern New Jersey, and

WHEREAS, the Company desires to avail itself of the Employee’s knowledge and experience and to employ the Employee as its President and Chief Executive Officer on the terms and conditions hereinafter set forth, and

WHEREAS, the Employee desires to be employed by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                      Terms of Employment. The Company agrees to employ the Employee as its President and Chief Executive Officer, or in such other position of comparable status and responsibility as the Company may from time to time direct and/or desire, and the Employee agrees to accept such employment with the Company, for a term commencing as of December 31, 2010 (the “Commencement Date”) and continuing until October 31, 2017 (the “Expiration Date”), unless sooner terminated as provided in this Agreement (the “Employment Period”).  As used in this Agreement, the term “Employment Period” shall also include any period for which this Agreement is renewed pursuant to Section 2 hereof.

2.                                      Renewal.  This Agreement shall be automatically renewable for one additional two (2) year period; provided, that either the Company or the Employee may elect not to renew this Agreement upon written notice to the other party no less than four (4) months before the Expiration Date.

3.                                      Employee’s Right to Elect Early Termination of this Agreement

Except for “Good Reason” or a “Change in Control” as hereinafter described, the Employee shall have no right to elect to terminate this Agreement prior to the Expiration Date.

4.                                      Duties.

(a)                                  During the Employment Period, the Employee shall perform such duties and exercise such powers relating to the Company as are commensurate with the office of President and Chief Executive Officer and shall have such other duties and powers as the Board of Directors shall from time to time assign to him, including by way of example but not limitation, duties with respect to any of the Company’s associated companies.  As used in this Agreement, the term “Associated Companies” shall mean any company (i) of which not less than fifty (50%)

percent of the equity is beneficially owned by the Company or (ii) any subsidiary of such company, if any.

(b)                                 During the Employment Period, the Employee shall devote substantially all of his time and attention during normal business hours and his best efforts and ability to the business of the Company, shall faithfully and diligently perform the duties of his employment with the Company and shall do all reasonably in his power to promote, develop and extend the business of the Company.

(c)                                  During the Employment period, the Employee shall not except as a representative of the Company or with the written consent of the Company, be directly or indirectly engaged, concerned or interested in the conduct of any other business competing or likely to compete with the Company; provided, that notwithstanding anything contained in this Agreement to the contrary, the Employee shall not be precluded from devoting a reasonable amount of his time to:

(i) serving with the prior written approval of the Company as a director or member of a committee of any organization involving no conflict of interest with the business of the Company; and

(ii) managing his personal investments; provided, that such activities shall not materially interfere with the Employee’s performance of his duties hereunder; and

(iii) participating in such courses of instruction and rendering such services as shall be consistent with the maintenance of his skills as a medical doctor; and

(iv) performance as a member of the faculty of Columbia University Medical Center and the Attending Staff of New York-Presbyterian Hospital or the performance of similar services at any similar institutions; and

(v) civic and charitable activities.

(d)                                 The Employee shall be employed at the offices of the Company located in Elmwood Park, New Jersey; provided, that the Employee acknowledges and agrees that the proper performance of his duties may make it necessary to spend reasonable periods of time in other parts of the country.

5.                                      Compensation.

(a)                                  During the Employment Period while he is employed by the Company, the Company shall pay the Employee as compensation for his services under this Agreement commencing as of November 1, 2010, a minimum annual base compensation at the rate of One Million Sixty Thousand ($1,060,000) Dollars (the “Base Compensation”).  No later than September 1, but on or before December 31 of each calendar year during the Employment Period, the Company’s Compensation Committee will meet to consider whether to increase the Employee’s Compensation under this Agreement, based upon the performance of the Company and of the Employee during the fiscal year then ended or about to end with such increase, if granted, taking effect as of the November 1 closest to the date of the meeting.

(b)                                 Simultaneously with the execution of this Agreement, the Company will pay a One Million Two Hundred Two Thousand, Four Hundred Eleven ($1,202,411) bonus (The “Initial Bonus”) to the Employee. See §8(b) Termination for “Cause” as to the obligation of the Employee to pay back the unexpensed portion of the Initial Bonus to the Company if his employment is terminated for “Cause.”

In addition, the Company shall pay the following bonuses to the Employee on the following dates (even if the Employee is no longer employed by the Company), unless prior to the time a payment is due, the Employee’s employment has been terminated for “Cause.”

On or about the first business day of April

•                  201l          One Hundred Nineteen Thousand ($119,000) Dollars

•                  2012          Seventy Thousand ($70,000) Dollars

•                  2013          Seventy Thousand ($70,000) Dollars

(c)                                  The Company shall lease and insure, under the Company’s policy, an automobile for the benefit of the Employee.  The Company shall be responsible for maintenance, gasoline, repair and all other such costs but only to the extent such expenses relate to business use of the automobile.  At the end of the lease term, or in the event of the termination of this Agreement for any reason, including non-renewal, the Employee shall have the following options:

(i) surrender the automobile to the Company,

(ii) assume the Company’s lease payment obligation; or

(iii) exercise the purchase option of the lease, if any.

In addition, The Company will provide the Employee upon reasonable advance notice with access for personal use of the Company’s airplane which use will be taxable to the Employee.

(d)                                 The Company shall promptly pay or reimburse the Employee for all expenses incurred by the Employee in the performance of his duties under this Agreement.  Such expenses shall be limited to the reasonable out-of-pocket expenses necessarily and actually incurred by the Employee in the performance of his duties.

(e)                                  The Employee shall be entitled to participate in any fringe benefit and bonus plans available to the Company’s employees as in effect from time to time, to the extent determined by the Compensation Committee, and to the extent that the Employee may be eligible to do so under the applicable provisions of the plans, including but not limited to pension, profit sharing, stock option and similar plans and life and medical insurance plans or coverage maintained by the Company for senior personnel and/or all personnel.

(f)                                    The Employee shall be entitled to such vacation, personal time and holidays as he is eligible for under the Company’s Employment and Personnel Policy as the same presently exists or may hereinafter be amended.

(g)                                 Notwithstanding the provisions of subparagraph (a) of this Section 5, the Employee shall also be entitled to a percentage increase in his Base Compensation as in effect on June 30 of each year that this Agreement is in effect, equal to the percentage increase in the Consumer Price Index — All Urban Consumers — All Items for New York — Northern New Jersey — Long Island (or any successor index) for such month of June as compared to such Consumer Price Index for the month of June in the immediately preceding year.  Any such increase shall be effective on the immediately following November 1.  No adjustments shall be made for decreases in such Index.

6.                                      Disability.  If during the Employment Period, the Employee shall incur a Total Disability then, subject to the earlier termination of this Agreement or the earlier termination of the disability, the Company shall compensate the Employee as provided in subparagraphs (a), (b), (c) and (d) of this Section 6.

(a)                                  For the month in which the Employee incurs the total disability, and for the following thirty six (36) months of the disability, the Company shall compensate the Employee at a rate equal to his then current Base Compensation.

(b)                                 For a period of three (3) months commencing upon the termination of the thirty six (36) month period described in subparagraph (a), the Company shall not pay Employee any portion of his Base Compensation and Employee shall be on an unpaid leave of absence.

(c)                                  If the Employee’s disability shall terminate at any time prior to the expiration of the three (3) month period described in subparagraph (b) of this Section 6, then the Employee shall return to full and active employment with the Company under the terms of this Agreement; provided that if he shall again become disabled within a period of three (3) months after such return, and such disability is related to his original disability, then the Employee shall be deemed to have been continuously disabled from the date he incurred his original disability.

(d)                                 Upon expiration of the three (3) month period described in subparagraph (b) of this Section 6 without the Employee returning to full and active employment during such period, the employment of the Employee shall terminate, unless an additional leave of absence is granted by the Company, in which event the employment of the Employee shall terminate upon the expiration of the additional leave of absence.

(e)                              In the event the Employee shall incur a Partial Disability, during the period of the Partial Disability, the Employee’s Base Compensation shall be equitably adjusted according to the time that he is able to devote to the affairs of the Company.

(f)                                    In addition to the foregoing, the Employee shall be entitled to receive the amounts, if any, as may be payable to him by reason of his disability under policies of insurance maintained by the Company, if any.

(g)                                 As used in this Agreement, the term “Total Disability” shall mean a disability such that:

(i) The Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less that 12 months, or

(ii) The Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

7.              Insurance

(a)          The Company is the owner of insurance policy no. 6027639 issued by Principal Life Insurance Company of America (the “Principal Policy”) insuring the life of the Employee, and has executed an Endorsement Split-Dollar Insurance Agreement (“Split Dollar Agreement No. 1”) with the Marc D. Grodman Insurance Trust (“Trust A”) established by the Employee.  The Company is the sole owner of the Principal Policy and to date, has paid all of the premiums thereon totaling One Million Two Hundred Two Thousand Four Hundred Eleven ($1,202,411) Dollars (the “Premiums Paid Amount”). Upon execution of this Agreement, Split Dollar Agreement No. 1 will be terminated, Trust A and/or the Employee will cause the Premiums Paid Amount to be received by the Company and the Company, in accordance with Split-Dollar Agreement No. 1, will transfer ownership of the Principal Policy to Trust A.

See §8(b) Termination for “Cause” as to the obligation of the Employee to pay back the unexpensed portion of the Initial Bonus to the Company if his employment is terminated for “Cause.”

(b)         The Company will obtain a second insurance policy, a second-to-die policy insuring the life of the Employee and his wife Pam (the “Second-to-Die Policy”) providing for seven years of annual premiums of approximately Two Hundred Thousand ($200,000) Dollars each. The Company will execute a second Endorsement Split-Dollar Insurance Agreement (“Split-Dollar Agreement No. 2”) with the Grodman Family 2011 Insurance Trust to be established by the Employee. The Company will pay the Second-to-Die Policy premiums until the date of death of the Employee whether he continues to be employed by the Company or not, unless his employment is terminated for “Cause” in which latter event the Company’s obligation to pay the premiums shall cease. Pursuant to Split-Dollar Agreement No. 2, at the death of the Employee if his wife survives him, or in the event his employment is terminated for “Cause,” at such termination date, the Employee’s estate or the Employee, as the case may be, will cause the premiums paid by the Company up to said date to be paid back to the Company and the Company will transfer ownership of the Second-to-Die Policy to the Employee’s estate or to the Employee, as the case may be. If the Employee survives his wife, and assuming his employment has not been terminated for “Cause,” at his death, the Company will be paid the greater of the premiums it paid on the Second-to-Die Policy or the cash value of the policy out of the death proceeds and the Employee’s estate will be paid the balance of the death proceeds, provided however, if the Employee survives his wife and assuming his employment has not been terminated for “Cause,” at his wife’s death, he, or his designee, shall have the option, exercisable within 90 days of her death, to purchase the Second-to-Die Policy from the Company for the greater of the premiums paid or the cash value of the policy at the date of her death.

8.                                      Termination.

(a)          Termination by Death. If the Employee dies while employed by the Company, the Company’s obligation under this Agreement shall terminate at the date of death and the

Employee’s estate shall be entitled to all arrearages of Base Compensation and expenses, payable no later than the termination of the short term deferral period as defined in Treasury Reg. §1.409A-1(b)(4). In addition, the Employee’s estate (or such other named beneficiary) shall be entitled to the amounts, if any, as may be payable to his estate or beneficiaries under policies of insurance maintained by the Company.

In addition, if the Employee dies while employed by the Company, the Company will pay a death benefit to his estate equal to 24 months of his monthly Base Compensation at the time of his death, payable in equal amounts over 24 months.

See §7. “Insurance” herein as to an insurance policy purchased by the Company insuring the life of the Employee pursuant to a Split-Dollar Agreement and as to a Second-to-Die insurance policy to be purchased by the Company insuring the lives of the Employee and his wife, Pam, pursuant to a second Split-Dollar Agreement.

(b)                     Termination for Cause. This Agreement and the Employee’s employment with the Company may be terminated by the Company for Cause at any time in accordance with subparagraph (d) of this Section 8. In the event this Agreement is terminated for Cause, the Employee shall be entitled to all arrearages of Base Compensation and expenses through the Date of Termination but shall not be entitled to further compensation, as used in this Agreement, and without limitation, the term “Cause” shall mean:

(i).                                              Any act or acts of dishonesty constituting criminal acts by the Employee resulting or intending to result directly or indirectly in gain to or personal enrichment of the Employee at the Company’s expense;

(ii)                                              The commission of any crime involving fraud, embezzlement or theft by the Employee;

(iii)                                           The Employee’s material breach of this Agreement.

The Company will expense the “Initial Bonus” described in §5(b) herein ratably over the term of this Employment Agreement. If the Employee’s employment is terminated for “Cause” the Employee will be obligated to repay the unexpensed portion of the Initial Bonus back to the Company.

See §5 (b) “Compensation” herein as to the termination of the Company’s obligation to pay any bonus installment set forth therein if the Employee’s employment has been terminated for “Cause” prior thereto. Also see §7 (b) “Insurance” as to the termination of the Company’s obligation to pay any premium on the Second-to-Die insurance policy if the Employee’s employment has been terminated for “Cause” prior to the due date of such premium.

(c)                                  Termination at the Option of the Employee.  This Agreement and the Employee’s employment with the Company may be terminated at any time, at the election of the Employee, for Good Reason in accordance with subparagraph (d) of this Section 8.  In the event this Agreement is terminated for Good Reason, the Employee shall be paid during the remainder of the Employment Period (computed without giving effect to the earlier termination hereunder), his Base Compensation (other than due to Partial Disability) at the rate in effect as of the Date of Termination, and shall continue to be entitled to employee benefits as if he were still employed by the Company, until completion of such Employment Period (computed without giving effect to the earlier termination hereunder).  As used in the Agreement, and without limitation, the term “Good Reason” shall mean:

(i)                         A material diminution in the Employee’s Base Compensation.

(ii)                      A material diminution in the Employee’s authority, duties or responsibilities.

(iii)                   A material diminution in the authority, duties, or responsibilities of the supervisor (if any) to whom the Employee is required to report.

(iv)                  A material diminution in the budget over which the Employee retains authority.

(v)                     A material change in the geographic location at which the Employee provides his services under the Employment Agreement.

(vi)                  Any other action or inaction that constitutes a material breach by the Company of this Employment Agreement.

(d)           Notice of Termination

(i) Any election by the Company to terminate the Employee’s employment hereunder for “Cause” shall be communicated by a written notice of termination (the “Notice of Termination”) forwarded to the Employee. The Notice of Termination shall recite the facts and circumstances claimed to provide the basis for such termination and shall specify the purported date of termination of the Employee’s employment hereunder (the “Date of Termination”). The Date of Termination shall be not less then seven (7) days from the date of receipt by the Employee of the Notice of Termination. If within said seven (7) day time period, the Company receives written notice from the Employee, given in good faith, that a dispute exists concerning such termination, and provided the Employee pursues resolution of the dispute with reasonable diligence, the Company will, subject to resolution of the dispute, continue to pay the Employee his full Base Compensation as in effect as of the date of his receipt of the Notice of Termination and continue the Employee as a participant in all compensation, benefit and insurance plans in which he was participating at such date, until the dispute is resolved. If the dispute resolution determines that the Employee’s employment was properly terminated “For Cause”, he will not be entitled to retain any payments made with respect to periods after the Date of Termination and will promptly return such amounts to the Company.

(ii) Any election by the Employee to terminate his employment hereunder for “Good Reason” shall be communicated by a written notice of termination (the “Notice of Termination”) forwarded to the Company. The Notice of Termination shall recite the facts and circumstances claimed to constitute “Good Reason” and shall specify the purported date of termination of the Employee’s employment hereunder (the “Date of Termination”). The Date of Termination shall be not less than 40 days after receipt by the Company of the Notice of Termination. The Notice of Termination must be received by the Company not more than 90 days after the initial existence of the condition on which the Notice of Termination is based and the Company shall have 30 days after receipt of the Notice of Termination to remedy the condition. In the event of such remedy, the Employee’s employment will continue in accordance with this Employment Agreement.

9. Change in Control. In the event of a “Change in Control” of the Company as hereinafter defined, the Employee may elect as a result thereof to terminate his employment with the Company. Such election must be effected by written Notice of Termination which must be received by the Company no later than 30 days after such Change in Control occurs. The Notice of Termination must state a Date of Termination of employment effective at the earlier of 45 days after the occurrence of the Change in Control or the next to the last day of the calendar year in which the Change in Control occurs. In the event of such election and timely filing by the Employee of the Notice of Termination, the Employee shall receive the following benefits.

(a)           The Company shall pay to the Employee his full Base Compensation at the rate in effect at the time of the Notice of Termination through the Date of Termination.

(b)           In lieu of any further Base Compensation payments for periods subsequent to the Date of Termination, the Company shall pay to the Employee as severance pay, a lump sum payment (the “Severance Payment”) equal to 2.99 times the average of the annual Compensation which was payable by the Company and includible in the Employee’s gross income for federal income tax purposes for the five (5) calendar years preceding the earlier of the calendar year in which a Change in Control occurred or the calendar year of the Date of Termination (the “Base Period”).  Such average shall be determined in accordance with the provisions of Section 280G(d) of the Internal Revenue Code of 1986 as amended (the “Code”).  As used in this Agreement, the term “Compensation” shall mean and include every type and form of compensation includible in the Employee’s gross income in respect of his employment by the Company except to the extent otherwise provided in Congressional or Joint Committee Reports or temporary or final regulations interpreting Section 280G(d) of the Code, but also excluding any income recognized as a result of the exercise of stock options, the sale of stock acquired on exercise of options or acquired by grant, income recognized as the result of a disqualifying disposition of stock acquired pursuant to an Incentive Stock Option, income attributable to the personal use of Company leased automobiles, to the personal use of Company assets including the Company’s airplane, income attributable to other personal expenses paid by the Company, and income recognized from rentals and sales to the Company. The Severance Payment shall be paid on the first date on which such payment can be made without being subject to the tax imposed by §409A of the Code.

(c)           The Severance Payment shall be reduced by the amount of any other payment or the value of any benefit received or to be received by the Employee in connection with the termination of his employment or contingent upon a Change in Control (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Company) unless (i) the Employee shall have effectively waived his receipt or enjoyment of such payment or benefit prior to the date of payment of the Severance Payment, (ii) in the opinion of tax counsel selected by the Company, such other payment or benefit does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or (iii) in the opinion of such tax counsel, the Severance Payment (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by the Company.  The value of any non-cash benefit or any deferred cash payment shall be determined by the Company in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

(d)           Except to the extent that Congressional or Joint Committee Reports or temporary or final regulations interpreting Section 280G of the Code specify that such payments would result, under paragraph (c) of this section 9, in a reduction in the Severance Payment, the Company shall pay to the Employee, not later than the earlier of (i) the thirtieth business day following the Date of Termination or (ii) the last day that such cash payment would constitute a short term deferral as defined in Treasury Reg. §1.409A-1(b)(4), a lump sum amount equal to any bonus compensation which has been allocated or awarded for a fiscal year preceding the Date of Termination but has not yet been paid.

(e)          If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Employee and the Company in applying the terms of this section 9, the aggregate “parachute payments” paid are in an amount that would result in any portion of such “parachute payments” not being deductible by the Company by reason of Section 280G of the Code, then the Employee shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the portion of the aggregate “parachute payments” paid that would not be deductible by reason of Section 280G of the Code and (ii) interest on the amount set forth in clause (i) of this sentence at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of receipt of such excess until the date of such payment.

(f)            As used in the Employment Agreement, the term “Change in Control” shall mean a “Change in Effective Control” under Treasury Reg. §1.409A-3(i)(5)(vi) or “A Change in the Ownership of a Substantial Portion of a Corporation’s Assets,” under Treasury Reg. §1.409A-3(i)(5)(vii) and shall mean either (1) or (2) below with regard to a change arising from the acquisition of the Company’s stock or appointment of new Directors (for a Change in Control), or a disposition of the corporate business (for A Change in the Ownership of a Substantial Portion of a Corporation’s Assets) as defined in (3) below:

(1)   The date any one person, or more than one person acting as a group (as determined under paragraph Treas. Reg. §1.409A-3 (i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company.

(2)   The date a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

(3)   A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group (as determined under Treas. Reg. §1.409A-3 (i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

10. Section 409A Compliance. The Employee agrees that he is responsible for the payment of any tax liability (including any taxes and penalties arising under Section 409A of the Code) that may result from any payments or benefits that he receives pursuant to the Employment Agreement. Anything to the contrary herein contained notwithstanding, the Employee further agrees that if the Company reasonably determines that the Employee’s receipt of payments or benefits pursuant to the Employment Agreement would cause the Employee to incur liability for additional tax under Section 409A of the Code, the Company may in its discretion suspend such payments or benefits until the end of the six-month period following termination of the Employee’s employment (the “409A Suspension Period”). As soon as reasonably practical after the end of the 409A Suspension Period, the Company will make a lump sum payment to the Employee in an amount equal to any payments and benefits that the Company does not make during the 409A Suspension Period. Thereafter, the Company will pay the Employee any remaining payments and benefits due pursuant to this Employment Agreement in accordance with the terms thereof (as if there had not been any suspension beforehand).

11.          Confidential Information.  The Employee acknowledges an obligation of confidentiality to the Company and shall not divulge, disclose or communicate any trade secret, private or confidential information or other proprietary knowledge of the Company or its associated companies obtained or acquired by him while so employed. This restriction shall apply after the termination of Employee’s employment without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain or whose disclosure may be required by law or court order or pursuant to the written consent of the Company.

12.          Return of Information.  Upon termination of employment, the Employee agrees to not take with him and to deliver to the Company all records, notes, data, memoranda, models, equipment, blueprints, drawings, manuals, letters, reports and all other materials of a secret or confidential nature relating to the business of the Company which are in possession or control of the Employee.

13.          Employee’s Restrictive Covenant

Upon the termination of his employment hereunder for any reason (including “Change in Control” but not for “Good Reason”), the Employee will not during the one (1) year period commencing on the date of termination (the “Restricted Period”) be directly or indirectly involved anywhere in the continental Untied States, in the solicitation of any customer of the Company, who was a customer of the Company at any time during the twelve (12) month period preceding the Termination Date, to purchase or contract to purchase any laboratory testing services similar to those laboratory testing services then being performed by the Company, or in the solicitation of any Company employee to terminate his or her employment with the Company and/or to commence employment with another entity rendering laboratory testing services similar to those then being performed by the Company (collectively the “Prohibited Activities”).

Indirect involvement by the Employee shall include his being an officer, director, employee, manager or general partner of or consultant to an entity conducting Prohibited Activities or beneficially owning (he or a member of his immediate family) a more than one (1%) percent equity interest in such entity. The Employee hereby agrees and consents that in addition to monetary damages, the Company shall be entitled to be granted an injunction or other forms of equitable relief by any court of competent jurisdiction to prevent violations of the above restrictive covenant. Furthermore, the parties agree that if in any proceeding, a court or other authority refuses to enforce the above restrictive covenant on the ground that it covers too broad a geographical area or too long a Restricted Period, the restrictive covenant shall be deemed appropriately amended and modified so as to permit the maximum restricted geographical area and the maximum Restricted Period so permitted.

In the event the Employee’s employment is terminated by him for “Good Reason,” the “Restricted Period” shall continue until the greater of one (1) year after the Date of Termination or one-half of the period from the Date of Termination through October 31, 2017.

14.          General Provisions.

a.               This Agreement contains the entire transaction between the parties, and there are no other representations, warranties, conditions or agreements relating to the subject matter of this Agreement.

b.              The waiver by any party of any breach or default of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

c.               This Agreement may not be changed orally but only by an Agreement in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

d.              This Agreement shall be binding upon and be enforceable against the Company and its successors and assigns.  Insofar as the Employee is concerned, this Agreement is personal, is binding on the Employee, his estate and his heirs, and cannot be assigned.

e.               This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

f.                 This Agreement shall be construed pursuant to and in accordance with the laws of the State of New Jersey.

g.              If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this Agreement shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

h.              Any dispute, grievance or controversy arising under or in conjunction with this Agreement shall be referred to the Board of Directors of the Company and shall be dealt with by personal discussion, and if not satisfactorily resolved, shall be submitted under the Rules of the American Arbitration Association of New York City (except with respect to the Employee’s Restrictive Covenant).

i.                  Any consent of the Company required under this Agreement shall not be unreasonably withheld or delayed.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COMPANY:
Bio-Reference Laboratories, Inc.

/s/ Howard Dubinett, Executive Vice President
Duly Authorized

EMPLOYEE:

/s/ Marc D. Grodman M.D.